Exhibit 10.5(a)

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated this 28th day of December, 2014 (the “Agreement”), is entered into by and between HEALTH CARE REIT, INC., a Delaware corporation, (the “Corporation”), and THOMAS J. DEROSA (the “Executive”) and is effective April 13, 2014 (the “Effective Date”).

WHEREAS, Executive and the Company previously entered into an Employment Agreement, as amended from time to time, dated April 13, 2014 (the “Employment Agreement”); and

WHEREAS, the Parties desire to clarify the provisions of Section 4(g) of the Employment Agreement and to amend and restate the employment agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1. EMPLOYMENT

The Corporation hereby agrees to employ the Executive as the Corporation’s Chief Executive Officer, upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment and to serve as the Corporation’s Chief Executive Officer, and to perform the duties and functions customarily performed by the Chief Executive Officer of a publicly traded corporation.

In such capacities, the Executive shall report to the Corporation’s Board of Directors (the “Board”), and shall have the powers and responsibilities set forth in the Corporation’s By-Laws as well as such additional powers and responsibilities consistent with his position as the Board may assign to him.

Throughout the Term (defined below) of this Agreement, the Executive shall devote his best efforts and all of his business time and services to the business and affairs of the Corporation.

2. TERM OF AGREEMENT

The term of employment under this Agreement is three years from the Effective Date and shall expire on April 13, 2017, unless earlier terminated under one of the circumstances set forth in Sections 5, 6 or 7. The length of employment under this Agreement is referred to herein as the “Term.”

The Corporation shall be entitled to terminate this Agreement immediately for any reason, subject to the continuing obligations of the Corporation under this Agreement.

3. BASE COMPENSATION AND BONUS

(a) The Executive shall receive annual base compensation during the Term of this Agreement of not less than $825,000 in cash (“Base Compensation”). Such amounts shall be payable in substantially equal semi-monthly installments. Subject to the terms of this Agreement, during the Term, the Compensation Committee of the Board (the “Compensation Committee”) shall consult with the Executive and review the Executive’s Base Compensation at annual intervals, and may adjust the Executive’s annual Base Compensation from time to time.

(b) The Executive shall also be eligible to receive an annual incentive cash bonus with target bonus of 150% of Base Compensation and maximum bonus of 300% of Base Compensation, prorated from the Effective Date, with the actual amount of such bonus to be determined by the Compensation Committee, using such performance measures as the Compensation Committee deems to be appropriate. Such bonus, if any, shall be paid to the Executive no later than sixty (60) days after the end of the year to which the bonus relates.

4. ADDITIONAL COMPENSATION AND BENEFITS

The Executive shall receive the following additional compensation and welfare and fringe benefits during the term:

(a) Stock Options and Other Long-Term Incentives. During the Term of the Agreement, any stock options, restricted stock or other awards granted under the 2005 Long-Term Incentive Plan, or any other equity compensation plan adopted by the Corporation, shall be at the discretion of the Compensation Committee.  Notwithstanding the foregoing, the Executive will be eligible to receive long-term incentive equity grants with an annual target value of $3,300,000, adjusted for the Effective Date, subject to the terms and conditions as determined by the Compensation Committee.

In addition, within an administratively reasonable period of time following the Effective Date, the Corporation shall grant restricted stock units to Executive with a value of $1 million (rounded to the nearest whole share) (the “Initial RSUs”).  The Initial RSUs shall be subject to performance criteria as determined by the Board or Compensation Committee (the “Initial Performance Criteria”), and shall also be subject to a requirement of continued employment, which requirements shall be satisfied in substantially equal installments on each of the first, second, and third anniversaries of the Effective Date hereof (as modified by Sections 5, 6 or 7 below).  The Initial Performance Criteria shall be determined by the Board or the Compensation Committee in its sole discretion after consultation with the Executive in the first ninety (90) days after the Effective Date.  Each vested portion of the Initial RSUs shall be further deferred until after the Executive is no longer employed with the Corporation, subject to terms and conditions to conform with applicable law, including but not limited to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Health Insurance. During the Term of this Agreement, the Corporation shall provide the Executive and his dependents with health insurance coverage no less favorable than that from time to time made available to other key employees.

(c) Paid Time Off. During the Term of this Agreement, the Executive shall be entitled to paid time off (“PTO”) (based on the number of years of service) in accordance with the Corporation’s PTO policy, as it may be amended from time to time.

(d) Business Expenses. During the Term of this Agreement, the Corporation shall reimburse the Executive for all reasonable expenses he incurs in promoting the Corporation’s business, including expenses for travel and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures in accordance with the Corporation’s established policies and applicable law.  Following Executive’s termination of employment, any expense reimbursement requests must be submitted no later than sixty (60) days following such termination.

(e) Automobile Allowance.  During the Term, the Corporation will provide the Executive with a monthly allowance to cover expenses incurred with the Executive’s lease of an automobile.

(f) Relocation Expenses.  The Corporation shall provide Executive with a relocation and transition allowance in the amount of $100,000 to cover expenses incurred with Executive’s move to the greater Toledo, Ohio area, including but not limited to (i) moving himself, family members and personal property, (ii) travel to his current home prior to any relocation of family members, (iii) housing in the greater Toledo, Ohio area and (iv) other related expenses.

(g) Other Benefits.  In addition to the benefits provided pursuant to the preceding paragraphs of this Section 4, the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Corporation as are applicable generally to other executive officers, and in such welfare plans, programs, practices and policies of the Corporation as are generally applicable to other executive officers, unless such participation would duplicate, directly or indirectly, benefits already accorded to the Executive.  To the extent that the Corporation no longer maintains the group health plan in which Executive is participating on May 1, 2014 and Executive elects not to participate in any other group health plan sponsored or maintained by the Company, he will receive a cash payment in lieu of such benefits in an amount equal to the cost that the Company would otherwise have incurred to provide such benefits to the Executive, but in any event not to exceed $2000 per month.

5. PAYMENTS UPON TERMINATION

(a) Termination without Cause or Termination by Executive for Good Reason (as defined below). If the Executive’s employment is terminated by the Corporation without Cause (but not including due to death or disability) or terminated by the Executive for Good Reason during the Term of this Agreement, the Executive shall be entitled to the following:

(i) Base Compensation accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date;

(ii) any accrued but unpaid PTO through the date of termination;

(iii) any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the termination date;

(iv) any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan;

(v) any expenses owed to the Executive under Sections 4(d), 4(e) or 4(f);

(vi) any pro-rated portion of the annual bonus that the Executive would have earned for the year in which the termination occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date, payable at the time that the Corporation pays bonuses to its executive officers for such year;

(vii) all stock options, restricted stock or other equity awards with time-based vesting granted to the Executive under this Agreement shall become fully vested and earned and, in the case of stock options, exercisable in full and all stock options, restricted stock or other equity awards with performance-based vesting granted to the Executive under this Agreement shall become vested based upon a determination of actual level of achievement of performance goals by the Compensation Committee of the Board as of the end of the quarter immediately preceding the Executive’s termination or as otherwise expressly provided in the applicable award agreement;

(viii) continued coverage under any group health plan maintained by the Corporation in which the Executive participated at the time of his termination for the period during which the Executive elects to receive continuation coverage under Section 4980B of the Code at an after-tax cost to the Executive comparable to the cost that the Executive would have incurred for the same coverage had he remained employed during such period; and

(ix) a series of semi-monthly severance payments for twenty-four (24) months (the “Severance Period”), each in an amount equal to one-twenty fourth (1/24th) of the sum of (A) the Executive’s Base Compensation, as in effect on the date of termination, and (B) the Executive’s target annual cash bonus opportunity at the time of termination, to be paid in accordance with the Corporation’s normal payroll practices.

The payments set forth in subsections (vi), (vii), (viii), and (ix) are subject to (a) a waiver and general release of claims in favor of the Corporation, in a form and manner satisfactory to the Corporation, that is executed by the Executive and which becomes effective within sixty (60) days following the date of such termination, and (b) the Executive’s compliance with the restrictive covenants set forth in Sections 9 and 10 below during the Severance Period (the “Severance Requirement”).  Upon any violation of the Severance Requirement during the Severance Period, all post-employment compensation set forth in subsections (vi), (vii), (viii), and (ix) above shall immediately stop and the Executive shall be obligated to return to the Corporation any post-employment compensation previously paid or otherwise provided to the Executive.  All payments to be made pursuant to subsection (vii) (excluding stock options) shall be made to the Executive on the first business day following the date that is sixty (60) days following the date of such termination (except as otherwise expressly provided in the applicable award agreement). The payments set forth in subsection (ix) shall commence on the 60th day following the day of such termination.

All payments to be made pursuant to subsections (i), (ii), (iii), and (v) shall be made to the Executive within sixty (60) days following the date of such termination and within any shorter time period required by law.

For purposes of this Agreement, “Cause” shall mean: (1) any action by the Executive involving willful disloyalty to the Corporation, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Section 9 or 10 herein; (2) the Executive being convicted of a felony; (3) the Executive being convicted of any crime or offense that is not a felony but was (x) committed in connection with the performance of his duties hereunder or (y) involved moral turpitude; or (4) the intentional and willful failure by the Executive to substantially perform his duties hereunder as directed by the Board (other than any such failure resulting from the Executive’s incapacity due to physical or mental disability) after a demand for substantial performance is made by the Board. A termination of employment shall not be deemed for Cause unless and until (x) there shall have been delivered to the Executive a notice describing in reasonable detail the particulars giving rise to a termination for Cause, and (y) in the case of termination pursuant to clause (4) above, if no cure has occurred by the fifteenth (15th) day after notice was given.

For purposes of this Agreement, “Good Reason” shall mean: (1) the assignment of Executive to a position other than the Chief Executive Officer of the Corporation during the Term; (2) the assignment of duties materially inconsistent with such position if such change in assignment constitutes (x) a material diminution in the Executive’s total compensation opportunity, authority, duties or responsibilities; (y) a change in the reporting structure such that the Executive is directed to report to anyone other than the Corporation’s Board; or (3) a material breach by the Corporation of this Agreement; provided, however, Executive must not have consented to any such act or omission that could give rise to a claim for “Good Reason”, the Executive must have notified the Corporation in writing within the first thirty (30) days following the occurrence of any of the foregoing events and the Corporation must have failed to substantially cure such breach within thirty (30) days following its receipt of such notice from the Executive; and provided further, the Executive must have resigned under this paragraph within ninety (90) days following the occurrence of the event. Notwithstanding the foregoing, any transfer of responsibilities in connection with succession planning and leadership transition shall in no event constitute Good Reason for purposes of this Agreement.

(b) Disability. The Corporation shall be entitled to terminate the Executive’s employment if the Board determines that the Executive has been unable to substantially perform his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination, the Executive shall be entitled to the following:

(i) Base Compensation accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date;

(ii) any accrued but unpaid PTO through the date of termination;

(iii) any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the termination date;

(iv) any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan;

(v) any expenses owed to the Executive under Sections 4(d), 4(e) or 4(f); and

(vi) any pro-rated portion of the annual bonus that the Executive would have earned for the year in which the termination occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date, payable at the time that the Corporation pays bonuses to its executive officers for such year; and

(vii) all stock options, restricted stock or other equity awards with time-based vesting granted to the Executive under this Agreement shall become fully vested and earned and payable and, in the case of stock options, exercisable in full and all stock options, restricted stock or other equity awards with performance-based vesting granted to the Executive under this Agreement shall become vested to the extent provided in the applicable award agreement.

All cash payments (other than pro-rated bonus) listed in subsections (i), (ii), (iii) and(v) shall be paid to the Executive within sixty (60) days following the date of such termination and within any shorter time period required by law.  All payments to be made pursuant to subsection  (vii) (excluding stock options) shall be made to the Executive on the first business day following the date that is sixty (60) days following the date of such termination (except as otherwise expressly provided in the applicable award agreement).

(c) Termination for Cause. If the Executive’s employment is terminated by the Corporation for Cause, the Executive shall be entitled to the following:

(i) Base Compensation accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date;

(ii) any accrued but unpaid PTO through the date of termination;

(iii) any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the termination date;

(iv) any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan; and

(v) any expenses owed to the Executive under Section 4(d).

All cash payments listed in subsections (i), (ii), (iii) and (v) required to be paid pursuant to this Section shall be paid to the Executive within sixty (60) days following the date of such termination and within any shorter time period required by law.

(d) Voluntary Termination or Resignation by the Executive. If the Executive voluntarily terminates (but not by reason of expiration of the Term) or resigns his employment other than for Good Reason, the Executive shall be entitled to the following:

(i) Base Compensation accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date;

(ii) any accrued but unpaid PTO through the date of termination;

(iii) any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the termination date;

(iv) any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan; and

(v) any expenses owed to the Executive under Section 4(d).

All cash payments required to be paid pursuant to this Section shall be made to the Executive within sixty (60) days following the date of such termination and within any shorter time period required by law.

(e) Termination upon Expiration of the Term. If the Executive’s employment terminates as a result of the expiration of the Term of this Agreement, the Executive shall be entitled to the following:

(i) Base Compensation accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date;

(ii) any accrued but unpaid PTO through the date of termination;

(iii) any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the termination date;

(iv) any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan; and

(v) any expenses owed to the Executive under Sections 4(d) 4(e), or 4(f).

All cash payments listed in subsections (i), (ii), (iii) and (v) required to be paid pursuant to this Section shall be made to the Executive within sixty (60) days following the date of such termination and within any shorter time period required by law.

6. CHANGE IN CORPORATE CONTROL

(a) If at any time upon, or during the period of twenty-four (24) consecutive months following, the occurrence of a Change in Corporate Control (as defined below), and during the Term of this Agreement, the Executive is involuntarily terminated (other than for Cause), or resigns his employment for Good Reason, the Executive shall be entitled to the following:

(i) Base Compensation accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date;

(ii) any accrued but unpaid PTO pay through the date of termination;

(iii) any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the termination date;

(iv) any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan;

(v) any expenses owed to the Executive under Sections 4(d), 4(e) or 4(f);

(vi) the pro-rated portion of the target annual bonus that the Executive would have earned for the year in which the termination occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date;

(vii) all stock options, restricted stock or other equity awards with time-based vesting granted to the Executive under this Agreement shall become fully vested and earned and, in the case of stock options, exercisable in full and all stock options, restricted stock or other equity awards with performance-based vesting granted to the Executive under this Agreement shall become vested based upon a determination of actual level of achievement of performance goals by the Compensation Committee of the Board as of immediately prior to the occurrence of the Change of Corporate Control or as otherwise expressly provided in the applicable award agreements;

(viii) continued coverage under any group health plan maintained by the Corporation in which the Executive participated at the time of his termination for the period during which the Executive elects to receive continuation coverage under Section 4980B of the Code at an after-tax cost to the Executive comparable to the cost that the Executive would have incurred for the same coverage had he remained employed during such period; and

(ix) a lump sum severance payment equal to the present value of a series of monthly severance payments for thirty-six (36) months, each in an amount equal to one-twelfth (1/12th) of the sum of (A) the Executive’s Base Compensation, as in effect at the time of the Change in Corporate Control, and (B) the average of annual bonuses paid to the Executive for the last three (3) or, if applicable, fewer fiscal years of the Corporation ending prior to the Change in Corporate Control. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in The Wall Street Journal (or similar publication) on the date of the Change in Corporate Control.  For purposes of this subsection (ix), the amount of any annual bonus paid for a portion of a fiscal year shall be annualized and if no such bonuses have been paid, then the Executive’s target annual bonus at the time of termination shall be used.

The payments set forth in subsections (vi), (vii), (viii), and (ix) are subject to a waiver and general release of claims in favor of the Corporation, in a form and manner satisfactory to the Corporation, that is executed by the Executive and which becomes effective within sixty (60) days following the date of such termination.  All payments to be made pursuant to subsection  (vii) (excluding stock options) shall be made to the Executive on the first business day following the date that is sixty (60) days following the date of such termination (except as otherwise expressly provided in the applicable award agreement). All cash payments required to be paid pursuant to subsections (i), (ii), (iii), (v), (vi) and (ix) of this Section shall be made within sixty (60) days following the date of such termination and within any shorter time period required by law.  Notwithstanding the foregoing,  the severance payment under this Section shall be payable on a monthly basis instead of a lump sum if the “Change in Corporate Control” does not constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(g) and shall in any event comply with the provisions of Section 8.

(b) For purposes of this Agreement, a “Change in Corporate Control” shall mean:

(i) The acquisition in one or more transactions of more than twenty percent (20%) of the Corporation’s outstanding common stock (or the equivalent in voting power of any class or classes of securities of the Corporation entitled to vote in elections of directors) by any corporation, or other person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended), except for acquisitions of the Corporation’s outstanding common stock by (A) the Corporation or an affiliate or subsidiary of the Corporation, (B) an employee benefit plan (or any trust forming a part thereof) of the Corporation, or (C) an underwriter temporarily holding securities of the Corporation pursuant to an offering of such securities;

(ii) The sale of all or substantially all of the assets of the Corporation;

(iii) The consummation of any merger or consolidation or similar business combination or reorganization involving the Corporation (“Corporate Transaction”), unless (A) the stockholders of the Corporation, immediately before such Corporate Transaction, own, directly or indirectly, immediately following such Corporate Transaction, more than fifty percent (50%) of the then outstanding shares of common stock (or the equivalent in voting power of any class or classes of securities of the corporation entitled to vote in elections of directors) of the corporation resulting from such Corporate Transaction (the “Surviving Company”) in substantially the same proportion as their ownership of the Corporation’s outstanding common stock (or the equivalent in voting power of any class or classes of securities of the Corporation entitled to vote in elections of directors) immediately before such Corporate Transaction, and (B) the persons who were Continuing Directors (as defined below) immediately prior to the execution of the agreement providing for such Corporate Transaction constitute more than fifty percent (50%) of the members of the Board of Directors of the Surviving Company; or

(iv) During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Continuing Directors”) cease for any reason to constitute at least a majority of the Board. For this purpose, any person who is nominated for election as a member of the Board after April 14, 2014 shall also be considered a “Continuing Director” if, and only if, his or her nomination for election to the Board is approved or recommended by a majority of the members of the Board (or of the Nominating Committee of the Board) and at least five (5) members of the Board are themselves Continuing Directors at the time of such nomination; provided, however, that a director elected to the Board as part of a threatened or actual proxy contest, including by reason of an agreement intended to avoid or settle any threatened or actual proxy contest, shall not be considered a “Continuing Director” even if his or her nomination for election to the Board is approved or recommended by a majority of the members of the Board (or of the Nominating Committee of the Board); or

(v) The liquidation or dissolution of the Corporation.

(c) Notwithstanding anything else in this Agreement to the contrary, in the event that it shall be determined that any payments or distributions by the Corporation to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (together, the “Payment”) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Payments shall be payable either in (i) full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to the Excise Tax and the Executive shall receive the greater, on an after-tax basis, of (i) or (ii) above, as determined by an independent accountant or tax advisor (“Independent Tax Advisor”) selected by the Corporation. In the event that the payments and/or benefits are to be reduced pursuant to this Section 6(c), such payments and benefits shall be reduced as determined by the Independent Tax Advisor such that the reduction of compensation to be provided to or for the benefit of the Executive as a result of this Section 6(c) is minimized and to effectuate that, Payments shall be reduced (i) by first reducing or eliminating the portion of such Payments which is not payable in cash (other than that portion of such payments that is subject to clause (iii) below), (ii) then by reducing or eliminating cash Payments (other than that portion of such Payments subject to clause (iii) below) and (iii) then by reducing or eliminating the portion of such Payments (whether or not payable in cash) to which Treas. Reg. §1.280G-1 Q/A 24(c) (or any successor provision thereto) applies, in each case in reverse order beginning with Payments which are to be paid the farthest in time from the date of the transaction constituting a change in ownership of the Corporation within the meaning of Section 280G of the Code. Any reductions made pursuant to this Section 6(c) shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(d) If any dispute arises between the Corporation (or any successor) and the Executive regarding Executive’s right to payments under this Section, the Executive shall be entitled to recover his attorneys fees and costs incurred in connection with such dispute if the Executive is determined to be the prevailing party. The following additional terms and conditions shall apply to the reimbursement of any attorneys fees and costs: (i) the attorneys fees and costs must be incurred by the Executive within five years following the date of the Executive’s termination or resignation; (ii) the attorneys fees and costs shall be paid by the Corporation by the end of the taxable year following the year in which the attorneys fees and costs were incurred; (iii) the amount of any attorneys fees and costs paid by the Corporation in one taxable year shall not affect the amount of any attorneys fees and costs to be paid by the Corporation in any other taxable year; and (iv) the Executive’s right to receive attorneys fees and costs may not be liquidated or exchanged for any other benefit.

7. DEATH

If the Executive dies during the Term of this Agreement, the Corporation shall pay to the Executive’s estate the following:

(i) Base Compensation accrued through the date of death, based on the number of days in such year that had elapsed as of the date of death;

(ii) any accrued but unpaid PTO through the date of death;

(iii) any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the date of death;

(iv) any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan;

(v) any expenses owed to the Executive under Sections 4(d), 4(e) or 4(f);

(vi) any pro-rated portion of the annual bonus that the Executive would have earned for the year in which the death occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the date of death), payable at the time that the Corporation pays bonuses to its executive officers for such year; and

(vii) all stock options, restricted stock or other equity awards with time-based vesting granted to the Executive under this Agreement shall become fully vested and earned and, in the case of stock options, exercisable in full and all stock options, restricted stock or other equity awards with performance-based vesting granted to the Executive under this Agreement shall become vested to the extent provided in the applicable award agreement.

All cash payments listed in subsections (i), (ii), (iii) and (v) required to be paid pursuant to this Section shall be made to the estate within sixty (60) days following the date of death and within any shorter time period required by law. All payments to be made pursuant to subsection  (vii) (excluding stock options) shall be made to the Executive on the first business day following the date that is sixty (60) days following the date of such termination (except as otherwise expressly provided in the applicable award agreement).The pro-rated bonus shall be paid in accordance with the provisions of Section 3(b) after the Compensation Committee has approved bonuses payable for the year.

8. WITHHOLDING AND SECTION 409A COMPLIANCE

(a)                The Corporation shall, to the fullest extent not prohibited by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

(b) This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4), or otherwise. In the event the terms of this Agreement would subject the Executive to additional income taxes, interest or penalties under Section 409A of the Code (“409A Penalties”), the Corporation and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination,” “termination of employment,” or similar phrases, such term shall be deemed to refer to the Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) with the Corporation and all entities treated as a single employer with the Corporation under Sections 414(b) and (c) of the Code but substituting a 50% ownership level for the 80% ownership level set forth therein). Notwithstanding any other provision in this Agreement, including but not limited to Sections 5 and 6, if the Executive is a “Specified Employee” (as defined Treasury Regulation Section 1.409A-1(i) on December 31st of the prior calendar year), as of the date of the Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service, and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed and paid to the Executive, on the first day of the first calendar month beginning at least six months following the date of termination, or, if earlier, within ninety (90) days following the Executive’s death to the Executive’s surviving spouse (or such other beneficiary as the Executive may designate in writing). Any reimbursement or advancement payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Corporation under any applicable expense reimbursement policy, and shall be paid to the Executive within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

9. PROTECTION OF CONFIDENTIAL INFORMATION

The Executive hereby agrees that, during his employment with the Corporation and thereafter, he shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (defined below).  The Executive further agrees that, upon the date of the Executive’s termination, all Confidential Information in his possession that is in written or other tangible form shall be returned to the Corporation and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein.  Notwithstanding the foregoing, this Section 9 shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Corporation by the Executive, (iii) is lawfully disclosed to the Executive by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information.  As used in this Agreement, Confidential Information means, without limitation, any non-public confidential or proprietary information disclosed to Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Corporation, in any form, including electronic media.  Confidential Information also includes, but is not limited to the Corporation’s business plans and financial information, marketing plans, and business opportunities. Nothing herein shall limit in any way any obligation the Executive may have relating to Confidential Information under any other agreement or promise to the Corporation.

The Executive recognizes that because his work for the Corporation will bring him into contact with confidential and proprietary information of the Corporation, the restrictions of this Section 9 are required for the reasonable protection of the Corporation and its investments and for the Corporation’s reliance on and confidence in the Executive.

10. COVENANT NOT TO COMPETE

The Executive hereby agrees that he will not, either during the Term or at all times until one year from the time his employment ceases,  or, if later, during any period in which he is receiving any severance or change in control payments under Sections 5(a) or 6 (the “Restricted Period”), engage in any business activities on behalf of any enterprise which competes with the Corporation in the business of (i) ownership or operation of Health Care Facilities (defined below); ( ii) investment in or lending to health care related enterprises (including, without limitation, owners or developers of Health Care Facilities); (iii) management of Health Care Facilities; or (iv) provision of any planning or development services for Health Care Facilities. “Health Care Facilities” means any senior housing facilities or facilities used or intended primarily for the delivery of health care services, including, without limitation, any active adult communities, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, medical office buildings, hospitals of any kind, or any similar types of facilities or projects. The Executive will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities.

During the Restricted Period, Executive will be prohibited, to the fullest extent allowed by applicable law, from directly or indirectly, individually or on behalf of any person or entity, encouraging, inducing, attempting to induce, recruiting, attempting to recruit, soliciting or attempting to solicit or participating in any way in hiring or retaining for employment, contractor or consulting opportunities anyone who is employed at that time by the Corporation or any subsidiary or affiliate.

During the Restricted Period, Executive will not make or authorize anyone else to make on Executive’s behalf any disparaging or untruthful remarks or statements, whether oral or written, about the Corporation, its operations or its products, services, affiliates, officers, directors, employees, or agents, or issue any communication that reflects adversely on or encourages any adverse action against the Corporation.  Executive will not make any direct or indirect written or oral statements to the press, television, radio or other media or other external persons or entities concerning any matters pertaining to the business and affairs of the Corporation, its affiliates or any of its officers or directors.

11. INJUNCTIVE RELIEF

The Executive acknowledges and agrees that it would be difficult to fully compensate the Corporation for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9 and 10 of this Agreement and accordingly agrees that the Corporation shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the need to post any bond, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Northern District of Ohio or in any court in the State of Ohio having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Corporation’s right to claim and recover damages.

It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

12. NOTICES

All notices or communications hereunder shall be in writing and sent by overnight courier, certified mail, or registered mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):

If to the Corporation:

Health Care REIT, Inc.

4500 Dorr Street

Toledo, OH 43615

Attention:	General Counsel

If to the Executive, at the address on file with the Corporation’s Human Resources department.

The actual date of mailing, as shown by a mailing receipt therefor, shall determine the time at which notice was given.

13. SEPARABILITY

If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

14. ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Corporation, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

15. ENTIRE AGREEMENT

This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Corporation and the Executive. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

16. GOVERNING LAW

This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Ohio.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

HEALTH CARE REIT, INC.

By:	/s/ Erin C. Ibele
Erin C. Ibele, Executive Vice President, Head of Human Capital and Corporate Secretary

EXECUTIVE:

/s/ Thomas J. DeRosa
Thomas J. DeRosa